EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in this Offering Statement on Form 1-A of our report dated May 17, 2023, with respect to our audit of the financial statements of GB8 Residential LLC which comprise the balance sheet as of April 6, 2023, and the related statement of operations, stockholders’ deficit, and cash flows for the period then ended, and the related notes to the financial statements.

Very truly yours,

/s/ dbbmckennon

Newport Beach, California

July 3, 2023